Exhibit 10.18

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

MARKETING AGREEMENT

This Marketing Agreement (“Agreement”) is entered into on April 13, 2011 (“Effective Date”) between MGM Resorts International, a Delaware corporation (“MGM”), and myVEGAS LLC, a Nevada limited liability company (“myVEGAS”).

Recitals

Whereas, myVEGAS is developing an online social media game featuring the functions identified in Schedule A that will enable players to assume the role of a casino mogul and build their own collection of resorts within their virtual Las Vegas (the “Game”).

Whereas, MGM owns, operates or manages multiple casinos in Las Vegas, namely the MGM Grand, The Signature at MGM Grand, Mandalay Bay, THEhotel at Mandalay Bay, Luxor, Excalibur, New York-New York, Monte Carlo, Aria, Bellagio, The Mirage, and Circus Circus (the “Casinos”).

Whereas, subject to the terms and conditions of this Agreement, myVEGAS will feature and incorporate the Casinos into the Game.

Whereas, the parties anticipate that the Game will become a marketing tool through which MGM will exploit the social and mobile gaming channels to acquire customers and benefit from this commercial relationship through increased brand recognition created by the featured use of the Casinos in the Game and the significant investments in player acquisition conducted by myVEGAS.

Agreement

NOW, THEREFORE, based on the foregoing recitals, which are incorporated herein by reference, and for good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1.                     Definitions

For purposes of this Agreement:

“Licensed Marks” means the following trademarks and services marks (in any form or font and with or without the stylization and logos to be provided from time to time by MGM): MGM Grand, The Signature at MGM Grand, Mandalay Bay, THEhotel at Mandalay Bay, Luxor, Excalibur, New York-New York, Bellagio, The Mirage, and Circus Circus.

“Licensed Copyrights” means any works of authorship, including, but not limited to, photographs, drawings, images, renderings, architectural works, art work, and the like, associated with the Licensed Marks and provided to myVEGAS by MGM.

“Licensed Use” refers to the use in connection with the Game offered for play solely via the Internet and mobile platforms.

“MGM Player Data” refers to data derived from or regarding persons identified in MGM’s customer or player databases.

“Player Data” refers to any information of any kind or nature (including, but not limited to, names, street addresses, city, state, country, email addresses, IP addresses, telephone numbers, and fax numbers), whether or not such information contains personally identifiable information. Player Data is comprised of: (a) MGM Player Data; and (2) data obtained by myVEGAS from or through the Game, the myVegas.com web site, or other sources, other than MGM Player Data.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

“Term” refers to the initial term and any renewals as provided for under this Agreement.

“Territory” means the world.

2.             Development of the Game. myVEGAS will be responsible for developing, distributing, hosting, managing, updating, and maintaining the Game (including, but not limited to, the code, graphical user interfaces, characters, events, and other game elements) at its own cost. With the exception of the Licensed Marks and Licensed Copyrights, myVEGAS shall also be responsible for clearing any and all intellectual property rights in and to the Game to ensure that the Game does not in whole or in part infringe the rights of any third party. myVEGAS shall own all right, title and interest in and to the Game with the exception of the Licensed Marks, the Licensed Copyrights, any derivative works based on the Licensed Copyrights, and any third-party intellectual property used in the Game.

3.             Approval; Quality Control. myVEGAS acknowledges that the Licensed Marks symbolize the goodwill and reputation of MGM for high-quality gaming and other services. MGM shall have the absolute right to ensure that the Game meets this high-standard of quality. Accordingly, in advance of initiating any formal development, myVEGAS will provide MGM with a “Style Guide” that will provide the overall design vocabulary to be expressed throughout the Game. The Style Guide will include conceptual designs of the Casinos, their attributes, and the Licensed Copyrights and Licensed Marks that may be used in the Game. The Chief Marketing Officer of MGM will be the exclusive point of contact for the review and approval of the Style Guide. In the event the Chief Marketing Officer is unable to perform this function, MGM will designate an alternate with the full authority to review and approve the Style Guide. MGM recognizes the need to keep the review and approval time to a minimum and will make every effort to respond to any requests for approval within five (5) business days of receiving any change or addition to the Style Guide. In the event approval or comments/feedback is not received by the end of business on the fifth (5th) day, the submitted elements of the Style Guide will be considered approved. Throughout the Term, at MGM’s request, myVEGAS will provide ongoing updates of the Style Guide, the development of the Game, and the use of the Licensed Marks and Licensed Copyrights in the Game. If at any time during development of the Game, or following the Launch/Go-Live date and continuing throughout the Term, MGM objects to the use of Licensed Marks, Licensed Copyrights, the Player Data, or any other elements of the Game that MGM believes may harm its goodwill or reputation, expose MGM to potential third-party claims or objections, harm MGM’s business relationships (including, but not limited to, sponsors, tenants, vendors, and venues), or cause confusion, mistake or deceive consumers as to the features , amenities or other characteristics of the Casinos, MGM will provide written notice of its objection to myVEGAS with a brief explanation of its reason for objecting and suggestions for revisions that would make the objected use acceptable. Upon receipt of such notice, myVEGAS will promptly (i) revise the use to fully address MGM’s objection, or (ii) discontinue the use of the objectionable material.

4.             Grant; Reservation of Rights. Subject to the terms and conditions of this Agreement, MGM hereby grants to myVEGAS a license to use the Licensed Marks and Licensed Copyrights in the Game in the Territory during the Term of this Agreement. MGM reserves all rights not expressly granted herein.

5.             Ownership, Use and Enforcement of Licensed Intellectual Property.

5.1. myVEGAS acknowledges the exclusive right, title and interest of MGM in and to the Licensed Marks and Licensed Copyrights. myVEGAS will not claim or represent that it owns any right, title, or interest in or to the Licensed Marks or Licensed Copyrights or any derivative works based thereon. myVEGAS further agrees not to contest MGM’s ownership of the Licensed Marks or Licensed Copyrights or take any action that is adverse to MGM’s ownership therein. Upon termination of this License, myVEGAS agrees to immediately cease all use of the Licensed Marks and Licensed Copyrights and any derivative works based thereon.

5.2. myVEGAS agrees that its use of the Licensed Marks shall inure solely to the benefit of MGM.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

5.3. myVEGAS shall not alter or modify the Licensed Marks or Licensed Copyrights without the prior express written permission of MGM. myVEGAS shall not use the Licensed Marks or Licensed Copyrights in any manner (in the Game or in advertising, marketing or promotion of the Game) that is likely to materially damage or tarnish the good will or reputation of MGM, which MGM shall determine in its sole and absolute discretion, including, but not limited to, use in connection illegal or unethical activities.

5.4. At the direction of MGM, myVEGAS shall cause to appear in association with the Licensed Marks and Licensed Copyrights such trademark, copyright or other notice as MGM may designate from time to time.

5.5. If myVEGAS learns of any actual or potential infringement or dilution of the Licensed Marks or Licensed Copyrights, myVEGAS agrees to promptly notify MGM. MGM shall have the sole right to take any action and to determine whether or not to take any action against any infringement or improper use of the Licensed Marks and Licensed Copyrights. myVEGAS agrees not to contact any third party, not to make any demands or claims, not to institute any suit, and not to take any other action against any alleged infringer without first obtaining the prior written permission of MGM. With respect to all claims and suits for infringement of the Licensed Marks and Licensed Copyrights, including suits in which myVEGAS is joined as a party, MGM shall have the sole right to employ counsel of its choosing and to direct the handling of the litigation and any settlement thereof. MGM shall be entitled to all damages, settlements, attorneys’ fees and costs received in connection with such suits.

5.6. myVEGAS will retain ownership of all intellectual property rights in the Game, except the Licensed Marks, Licensed Copyrights, and derivative works based on the Licensed Copyrights.

6.             Third-Party Intellectual Property. The Licensed Marks and Licensed Copyrights do not include any right of any third parties in and to any trademarks, copyrights, or other intellectual property that may be visible or used in the Casinos, including, but not limited to, trademarks (such as those owned by third-party restaurants, nightclubs, and shows) and copyrights (such as copyrights in artwork, logos, signage, music, décor, and architectural works) (“Third-Party Intellectual Property”). To the extent that myVEGAS desires to use any Third-Party Intellectual Property associated with the Casinos (including, for example and without limitation, use of the CITYCENTER, ARIA and MONTE CARLO marks), upon myVEGAS’ written request, MGM will use commercially reasonable efforts to assist myVEGAS in obtaining rights to use such Third-Party Intellectual Property in the Game at myVEGAS’ expense.

7.             Exclusivity. During the Term, myVEGAS shall have the exclusive right to use the Licensed Marks and Licensed Copyrights in games offered online and through mobile applications except as provided herein. MGM is permitted to use or license others to use the Licensed Marks and Licensed Copyrights in games that do not compete with the myVEGAS Game, including, but not limited to: (a) internet poker (whether for free-play or for cash); and (b) land-based slot games that incorporate features that drive players to an on-line/internet extension of the same game. Further, if and when online gambling is legalized in the United States, MGM may use the Licensed Marks and Licensed Copyrights in casino games (whether for free-play or for cash) offered online for those casino games that may be lawfully offered online. In the event that MGM sells any of the Casinos during the term, the grant of the License to the Licensed Marks and Licensed Copyrights pertaining to such casinos shall become non-exclusive after a period of six (6) months after the close of the sale, unless otherwise approved by the buyer, and the parties shall negotiate in good faith regarding an adjustment in MGM’s equity interest in incuBET, Inc., to reflect any diminution in the value of the license to myVEGAS. myVEGAS will not include in the Game (or in connection with advertising, marketing or promoting the Game) the trademarks, brands, images of or references to any other casinos located in Las Vegas without the prior written consent of MGM.

8.             Game Player Information. myVEGAS will adopt a privacy policy for visitors to its web site and players of the Game that will permit myVEGAS to freely share Player Data with MGM. myVEGAS will provide MGM with access to and the right to use all Player Data and all other data collected or acquired by myVEGAS regarding the Game for marketing purposes, to the maximum extent permitted by applicable law and the privacy policy terms and conditions of the relevant website or channel of distribution through which the relevant player accesses the Game (e.g. Facebook, MySpace, mobile application). myVEGAS shall use the Player Data solely for the purpose of maintaining, supporting, advertising, marketing and promoting the Game. MGM shall use the Player Data solely for the purpose of marketing and promoting the Casinos. In no event shall either party disclose to a competitor of the other any Player Data or allow the competitor to use of the Player Data in any form and for any purpose. myVEGAS shall use commercially reasonable measures to safeguard the security of Player Data.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

9.             Joint Marketing Efforts.

9.1.         At MGM’s request, myVEGAS will use commercially reasonable efforts to assist with any of MGM’s marketing campaigns that focus on converting Game players to visitors of the Casinos. MGM will be responsible for and pay for any goods or services provided by a third-party in support of the relevant marketing campaign, as approved in advance by MGM in its sole and absolute discretion.

9.2.         MGM will use commercially reasonable efforts to introduce and promote the use of the Game to all of its customers, provided, however, that the nature of these promotional efforts is at the sole and absolute discretion of MGM. The intended promotional tactics include, but are not limited to: (i) M-Life Magazine feature articles; (ii) property website links; (iii) e-mail introduction to customer base and periodic e-mail campaigns; (iv) e-mail reservation confirmation feature; and (v) on property merchandising. The parties will work together to identify the most appropriate and effective means and channels for promoting the Game to the MGM customers.

9.3.         As part of the development of the Game, myVEGAS will incorporate hyperlinks to jump-pages/booking engines of the Casinos where appropriate within the Game, and as approved by MGM in its sole and absolute discretion.

9.4.         MGM will provide promotional items, the type and quantities of which will be determined by MGM in its sole and absolute discretion, for distribution to players of the Game. It is understood by the parties that these items will be used as an inducement to participate in the Game, as an award for achieving stated goals within the Game, or as compensation to players for promoting the Game to their social network/community of friends.

9.5.         To the extent feasible, MGM will enable the use of M-Life tier credits as a form of currency that can be used throughout the myVEGAS Game. For the sake of clarity, this may include, but is not limited to, awarding credits based on the outcome of specific games; awarding credits for returning to the game; allowing players to enter competitions and prize pools by applying their points/credits.

10.          Equity; Profit Share.

10.1.              Equity. As consideration for the use of the Licensed Marks and Licensed Copyrights and the joint marketing efforts, and in lieu of payment of royalties, incuBET, Inc., a Delaware corporation (“incuBET”) and the parent company of myVEGAS, will issue to MGM shares of common stock of incuBET that, upon issuance, equal ten percent (10%) of the total shares of common stock of incuBET to be issued to the founders of incuBET, including MGM (the “Shares”), as set forth in the table below. As a condition precedent to myVEGAS issuing the Shares, MGM must agree to enter into and become a party to a Stockholders Agreement of incuBET, which agreement will contain restrictions on the transfer of the Shares, a voting agreement, and other customary terms and conditions for the protection of minority shareholders. Further, the Stockholders Agreement will provide that: (i) MGM will be provided with all of the rights and benefits of shareholders holding founder’s shares of common stock of incuBET where “founder’s” shares means shares of common stock issued by the company as part of its initial capitalization prior to the issuance of shares in exchange for capital and where “Founder” means the original owner of such shares; (ii) no Founder may, in any one transaction or any series of transactions, directly or indirectly, sell, assign or otherwise transfer any of the Founder’s Shares to any third party unless the terms and conditions of such sale or other disposition to such third party includes an offer by such third party to MGM to include, at the option of MGM, the sale of MGM’s Founder’s Shares to the third party on the same price and on the same terms and conditions offered for the purchase of the other Founders’ Shares; and (iii) MGM will have the right to participate in any offering of incuBET securities, the primary purpose of which is to raise capital, on the same terms and subject to the same conditions as those offered by incuBET to all potential investors participating in the offering, up to a maximum amount that, if purchased in the offering, would result in MGM maintaining its then-current percentage interest of the outstanding capital stock of incuBET.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

10.2.              Change of Control and Assignment Restrictions. incuBET hereby agrees that it will not enter into an agreement or arrangement that results in a change of control of myVEGAS without the prior written consent of MGM, such consent not to be unreasonably withheld or delayed. A “change of control” means a transaction or a series of related transactions in which: (i) fifty percent (50%) or more of the beneficial ownership of the Founder’s Shares are sold assigned or otherwise transferred to any entity not wholly owned and controlled by incuBET; (ii) incuBET merges into another entity other than in a transaction in which the shares of incuBET are converted into a majority of the shares of the surviving entity; or (iii) all or substantially all of the assets of incuBET or myVEGAS are sold, transferred or otherwise assigned. incuBET further agrees that it will not sell, assign or otherwise transfer fifty percent (50%) or more of its interest in myVEGAS, or cause to be transferred fifty percent (50%) of more of the assets of myVEGAS, without the prior written consent of MGM, such consent not to be unreasonably withheld or delayed. For clarification, incuBET may enter into an agreement or arrangement pursuant to which it sells, assigns or otherwise transfer less than fifty percent (50%) of its interests in myVEGAS, or causes the sale, assignment or transfer of less than fifty percent (50%) of the assets of myVEGAS, so long as the transaction is an arm’s length transaction for fair value and the value received in the transaction is either contributed to incuBET or distributed to the shareholders of incuBET. myVEGAS agrees that it will not sell, assign, or otherwise transfer the Game without the prior written consent of MGM, such consent not to be unreasonably withheld or delayed.

10.3.              Profit Share. As additional consideration for the use of the Licensed Marks and Licensed Copyrights and the joint marketing efforts, and in lieu of payment of royalties, and subject to Section 10.3, myVEGAS will pay to MGM a percentage of its Cumulative Net Operating Income (the “Profit Share”), as follows:

10.3.1.      During the period in which myVEGAS has the exclusive right to use the Licensed Marks and Licensed Copyrights in the Game, myVEGAS will pay MGM [***]% of the Cumulative Net Operating Income of myVEGAS accrued or received during that period (“Exclusive Period”).

10.3.2.      During the period which myVEGAS owns the non-exclusive right to use the Licensed Marks and Licensed Copyrights pursuant to Section 11.2.2, myVEGAS will pay MGM [***]% of the Cumulative Net Operating Income of myVEGAS accrued or received during that period (“Non-Exclusive Period”).

10.3.3.      “Cumulative Net Operating Income” means the aggregate of all net operating income (i.e. before non-operating income, non-operating expenses and income taxes) less the aggregate of all net operating losses, calculated at the end of each fiscal year, less any prior Cumulative Net Operating Income on which myVEGAS has paid a Profit Share. myVEGAS agrees, that within 45 days of executing this Agreement, it will define the composition of cost of sales and operating expenses which will be deducted from revenue, in accordance with GAAP, to determine the operating income and shall report the definition to MGM. For example, assuming myVEGAS retains exclusivity, if at the end of the second fiscal year during the Term, myVEGAS had incurred a net operating loss of $3 million in its first year and net operating income of $23 million in its second year, no Profit Share would be due for the first year, and a Profit Share of $[***] would be due for the second year, as follows:

	(Net Loss)/Net Income	Cumulative Net Income	Profit Share
Year 1	[***]	[***]	[***]
Year 2	[***]	[***]	[***]

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

10.3.4.      The Profit Share will be paid on or before the 90th day following the end of the relevant fiscal year.

10.4.              Repurchase Right. If at any time during the Term, the aggregate number of myVEGAS registered customers who were derived from MGM marketing channels accounts for less than 25% of all then-current myVEGAS registered customers, myVEGAS will have the right to terminate the Profit Share by giving written notice to MGM and paying MGM a lump sum payment equal to ten (10) times the current Operating Profit Rate, where the “Operating Profit Rate” is the average monthly net operating income for the trailing three (3) months times the number of months remaining in the then-current term of the Agreement, but in no event less than twelve (12) months. Upon payment of the lump sum, the provisions of Section 10.2 will be deemed deleted and of no further force or effect.

11.          Term. This Agreement will commence as of the date first set forth above and continue for one (1) year following the Launch/Go-Live date for the Game.

11.1.      Launch/Go-Live. The “Launch/Go-Live” date is the earlier to occur of (i) the date on which the Game first becomes available online to users, or (ii) nine months following the date of this Agreement. In the event myVEGAS encounters unforeseen delays, the Launch/Go-Live date may be extended with the prior written approval of MGM, not to be unreasonably withheld.

11.2.      Automatic Renewal.

11.2.1.      Renewal Retaining Exclusivity.

11.2.1.1.               First Renewal. So long as the Game [***] by the end of the initial term, the term will be automatically renewed for an additional two (2) years.

11.2.1.2.               Second Renewal. Subsequently, so long as the Game [***], in any case during the last 12 months of the first renewal term, the term will automatically renew for an additional two (2) year period.

11.2.1.3.               Additional Renewal. Subsequently, so long as the Game [***], during the last 12 months of the then-current renewal term the term will automatically renew for additional two (2) year periods.

[***].

11.2.2.      Renewal Non-Exclusivity. If at any time the term is not renewed pursuant to Section 11.2.1 [***], the term will renew for an additional one-year period and myVEGAS’s rights to use the Licensed Marks and Licensed Copyrights will be deemed non-exclusive. Subsequently, so long as the Game [***], in either case during the then-current one-year renewal term, the term will automatically renew for an additional one (1) year period. [***]

11.3.              Renewal/Extension by Mutual Agreement. Notwithstanding Section 11.2, the parties may renew or extend the term at any time by mutual agreement.

11.4.              Termination. Either party may terminate this Agreement if the other party commits a material breach and fails to cure or remedy the breach to the reasonable satisfaction of the other party within thirty (30) days following notice of such breach.

12.          Indemnification.

12.1.      By myVEGAS. myVEGAS shall defend, indemnify and hold MGM harmless from and against all claims, damages, liabilities, attorneys’ fees, costs and expenses arising from or relating to: (i) the Game (including, but not limited to, the development, ownership, operation, marketing, promotion, or advertising, or play of the Game); (ii) use of the Game for the marketing purposes set forth herein; (iii) myVEGAS’ use of the Licensed Marks or Licensed Copyrights in any manner not permitted under this Agreement; (iv) myVEGAS’ disclosure of Player Data to MGM and MGM’s acquisition and use of the Player Data in a lawful manner; or (v) myVEGAS’ violation of any applicable law, in any case regardless of cause or origin.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

12.2.      By MGM. MGM shall defend, indemnify and hold myVEGAS harmless from and against all claims, damages, liabilities, attorneys’ fees, costs and expenses arising from or relating to: (i) myVEGAS’s use of the Licensed Marks or Licensed Copyrights for the Licensed Use, (ii) MGM’s use of the Player Data in a manner not permitted by law, or (iii) MGM’s violation of any applicable law, in any case regardless of cause or origin.

12.3.      Indemnifiable Loss. An Indemnifiable Loss means the aggregate of Losses and Litigation Expenses where:

12.3.1.      “Losses” means any liability, loss, claim, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages to the extent permitted by applicable law), diminution in value, fines, fees and penalties or other charge, other than a Litigation Expense; and

12.3.2.      “Litigation Expense” means any court filing fee, court cost, arbitration fee or cost, witness fee, and each other fee and cost of investigating and defending or asserting any claim for indemnification under this Agreement, including, without limitation, in each case, attorney’s fees, and other professional’s fees, and disbursements.

12.4.      Claims Procedure. All claims for indemnification of a party entitled to indemnification under Sections 12.1 or 12.2 above (“Indemnitee”) from the party responsible under the applicable Sections above to provide such indemnification (“Indemnitor”) shall be asserted and resolved as follows:

12.4.1.      In the event that any claim or demand for which Indemnitor would be liable to Indemnitee hereunder is asserted against or sought to be collected from Indemnitee by a third party, Indemnitee shall promptly notify Indemnitor in writing of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (collectively the “Claim Notice”). Indemnitor shall notify Indemnitee promptly (i) whether or not Indemnitor disputes the liability of Indemnitor to Indemnitee hereunder with respect to such claim or demand and (ii) whether or not Indemnitor desires, at the sole cost and expense of Indemnitor, to defend Indemnitee against such claim or demand. Subject to Section 12.4.2 below, in the event that Indemnitor notifies Indemnitee that Indemnitor will defend Indemnitee against such claim or demand, Indemnitor shall have the right to defend by appropriate proceedings, provided that Indemnitor and its counsel (which counsel must be approved by Indemnitee, such approval not to be unreasonably withheld) shall proceed with diligence and good faith with respect thereto. If Indemnitee desires to participate in, but not control, any such defense or settlement, Indemnitee may do so at its sole cost and expense. Indemnitor shall not settle such claim or demand without prior reasonable consultation with Indemnitee and without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld).

12.4.2.      If, in the reasonable opinion of Indemnitee, notice of which shall be given in writing to Indemnitor, (i) any such claim or demand described in Section 12.4.1 above seeks material prospective relief which could have a material adverse effect on the assets, liabilities, financial condition, results of operations, public image, business or business prospects of Indemnitee, or (ii) Indemnitee reasonably determines in good faith that its interests with respect to such claim or demand cannot appropriately be represented by Indemnitor, then Indemnitee shall have the right to assume control of the defense of such claim or demand and the amount of any judgment or settlement together with the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of Indemnitor hereunder; provided, however, that no settlement of such claim or demand may be made without prior reasonable consultation with Indemnitor and without the prior written consent of Indemnitor (which consent shall not be unreasonably withheld). If Indemnitee should elect to exercise the right under this Section, Indemnitor shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of Indemnitor.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

12.4.3.      Regardless of which party is controlling the defense of any claim, (A) both Indemnitor and Indemnitee shall act in good faith, (B) the controlling party shall deliver, or cause to be delivered, to the other party, copies of all correspondence, studies, reports, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the third-party claim or demand and with the defense of any such claim or demand, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to such claim or demand, and (C) the other party shall cooperate fully with the controlling party with respect to access to individuals, books, records, or other documentation within such other party’s direct or indirect control, if deemed necessary or appropriate by the controlling party in the defense of any claim or demand.

12.4.4.      If Indemnitor does not elect under Section 12.4.1 above to defend Indemnitee, or if Indemnitor elects to defend Indemnitee but does not proceed with diligence and in good faith, then Indemnitee shall have the right to take over control of any defense and settlement of such claim or demand (and shall, so long as any legal rights are not jeopardized, notify Indemnitor not less than ten (10) days in advance of the reasons for the defense being taken over), and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of Indemnitor hereunder.

12.5.              Remedies; Limitations.

12.5.1.      Remedies. In no event shall either party be liable to the other party, nor shall either party be liable to any customer or Game player for any indirect or special or consequential damages (including, but not limited to, lost profits), arising out of or related to performance of this Agreement or a breach of this Agreement, even if advised of the possibility of such damages, including, but not limited to.

12.5.2.      THE RIGHTS AND REMEDIES PROVIDED IN SECTIONS 12.1, 12.2 and 12.5.1 ABOVE, ARE EXCLUSIVE AND IN LIEU OF ALL OTHER RIGHTS AND REMEDIES.

12.6.              Insurance. On or before the earlier to occur of (i) the Launch/Go-Live Date, or (ii) commercial operations (e.g. marketing or advertising, soliciting users), myVEGAS shall obtain and maintain in effect throughout the Term, at its own cost, insurance in compliance with the insurance requirements set forth in Schedule B.

13.          Compliance With Laws. MyVEGAS and MGM, and their respective agents, subcontractors and employees, shall conduct all work under this Agreement in accordance with, and shall strictly adhere to, any and all applicable federal, state and local laws, rules, regulations and ordinances. MyVEGAS hereby represents and warrants to MGM that MyVEGAS has obtained, and MyVEGAS hereby covenants and agrees that MyVEGAS will, at MyVEGAS’s sole cost and expense, obtain and maintain at all times during the term of this Agreement, all necessary federal, state and local permits, licenses and approvals (including, but not limited to, any zoning or use permits) required or necessary for MyVEGAS to perform MyVEGAS’s rights and obligations hereunder.

14.          Privileged Licenses. MyVEGAS hereby acknowledges that MGM, its subsidiaries and affiliates, are businesses that are, or may be, subject to and exist because of privileged licenses issued by governmental authorities. If requested to do so by MGM, MyVEGAS, and MyVEGAS’s agents, employees and subcontractors, as applicable, shall obtain any license, qualification, clearance or the like which shall be requested or required of any of them by MGM or any regulatory authority having jurisdiction over MGM or any parent company, subsidiary or affiliate of MGM. If MyVEGAS, or MyVEGAS’ agents, employees, or subcontractors, fails to satisfy such requirement or if MGM or any parent company, subsidiary or affiliate of MGM is directed to cease business with MyVEGAS, or any of MyVEGAS’ agents, employees or subcontractors, by any such authority, or if MGM shall in good faith determine, in MGM’s sole and exclusive judgment, that MyVEGAS, or any of MyVEGAS’ agents, employees, subcontractors, or representatives, (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship; either of which could or does jeopardize MGM’s business or such licenses, or those of a parent company, subsidiary or affiliate of MGM, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be immediately terminated by MGM without any further liability from MGM to MyVEGAS. In addition, MyVEGAS hereby acknowledges that it is illegal for a denied license applicant or a revoked licensee (pursuant to the laws, rules and regulations of the Nevada gaming authorities), or a business organization under the control of a denied license applicant or a revoked licensee, to enter into, or attempt to enter into, a contract with MGM without the prior approval of the Nevada Gaming Commission. MyVEGAS hereby affirms, represents and warrants to MGM that MyVEGAS is not a denied license applicant, a revoked licensee or a business organization under the control of a denied license applicant or a revoked licensee, and MyVEGAS hereby agrees that this Agreement is subject to immediate termination by MGM, without any further liability from MGM to MyVEGAS, if MyVEGAS should become a denied license applicant, a revoked licensee or a business organization under the control of a denied license applicant or a revoked licensee.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

15.          Conduct. MyVEGAS hereby acknowledges that MGM, its subsidiaries and affiliates, have a reputation for offering high quality entertainment and/or services to the public and that MGM, its subsidiaries and affiliates are subject to regulation and licensing and desire to maintain their reputation and receive positive publicity. MyVEGAS therefore agrees that throughout the Agreement, MyVEGAS and MyVEGAS’s agents, employees and subcontractors will not conduct themselves in a manner which is contrary to the best interests of, nor in any manner that adversely affects or is detrimental to, MGM, its subsidiaries or affiliates, and will not directly or indirectly make any oral, written or recorded private or public statement or comment that is disparaging, critical, defamatory or otherwise not in the best interests of MGM or MGM’s parent company, subsidiaries or affiliates. MGM shall use MGM’s good faith business judgment in determining whether MyVEGAS's conduct, or that of MyVEGAS’s agents, employees or subcontractors, adversely affects MGM, its subsidiaries or affiliates, and, upon such determination, MGM shall have the right to immediately terminate this Agreement without any further liability from MGM to MyVEGAS.

16.          MGM's Stockholder Exclusion. MyVEGAS acknowledges that MGM is a publicly traded company and agrees that in the event there is any default or alleged default by MGM under this Agreement, or MyVEGAS has or may have any claims arising from or relating to this Agreement, MyVEGAS shall not commence any lawsuit or otherwise seek to impose any liability whatsoever against any person or entity in its capacity as a stockholder of MGM ("Stockholder"). MyVEGAS further agrees that MyVEGAS shall not permit any party claiming through MyVEGAS to assert a claim or impose any liability against any Stockholder (in its capacity as a Stockholder) as to any matter or thing arising out of or relating to the Agreement or any alleged breach or default by MGM.

17.          Miscellaneous.

17.1.      Further Assurances. Each of the parties shall execute such documents and perform such further acts as may reasonably be required or desirable to carry out or perform the provisions of this Agreement.

17.2.      Authority. Each party, and the person or persons executing this Agreement on behalf of the parties, have the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

17.3.      Independent Contractor. The parties to this Agreement are independent contractors, and have no other legal relationship under or in connection with this Agreement. Neither party shall be deemed to be the partner or joint venturer of the other, and, except as specifically provided herein, neither party shall have or shall hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other

17.4.      Amendment. The parties may amend this Agreement only through a properly executed writing authorized by both parties.

17.5.      Binding Effect. This Agreement is binding on the parties and their respective successors and permitted assigns.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

17.6.      Assignment; Delegation. No party may assign any of its rights under this Agreement, or delegate any performance under this Agreement, in whole or in part, whether they are voluntary, involuntary, by merger, consolidation, dissolution, operation of law, or any other manner, except with the prior written consent of the other party, such consent not to be unreasonably withheld.

17.7.      Third Parties. No term or provision of this Agreement is for the benefit of any person who is not a party hereto, and no such party will have any right or cause of action hereunder.

17.8.      Headings. The headings in this Agreement are used only for convenience of reference and do not affect the meaning or interpretation of any provision.

17.9.      Waivers. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement shall constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement.

17.10.    Severability. In the event any term or provision of this Agreement is declared to be invalid or illegal for any reason, this Agreement will remain in full force and effect and will be interpreted as though such invalid or illegal provision were not a part of this Agreement. The remaining provisions will be construed to preserve the intent and purpose of this Agreement and the parties will negotiate in good faith to modify any invalidated provisions to preserve each party's anticipated benefits.

17.11.    Enforcement Costs. If either party institutes an action or proceeding to enforce any rights arising under this Agreement, the party prevailing in such action or proceeding will be paid all reasonable attorneys' fees and costs to enforce such rights by the other party, such fees and costs to be set by the court, not by a jury, and to be included in the judgment entered in such proceeding.

17.12.    Governing Law. This Agreement must be governed by and construed in accordance with the laws of the State of Nevada, without regard to applicable conflict of law rules.

17.13.    Venue. For any dispute not subject to the Dispute Resolution provision below, the parties hereby submit to the exclusive jurisdiction of the state and federal courts located in Las Vegas, Nevada. The parties hereby waive, and agree not to claim or bring, any motion or request to move venue for forum non conveniens.

17.14.    Counterparts. This Agreement may be executed in several counterparts, all of which taken together constitute a single agreement between the parties.

17.15.    Facsimile and Electronic Signatures. Signatures received via facsimile or other electronic means, including in a digitally produced format (.tif, .pdf, .doc, .gif, etc.), will be deemed originals, unless otherwise expressly set forth in a clear and conspicuous manner elsewhere on the page or file that contains the facsimile or electronic signature.

17.16.    Dispute Resolution. The Parties agree that in the event of a dispute arising from this Agreement, the aggrieved party shall give written notice of the dispute to the non-complying party. Upon receipt of such notice, unless the dispute involves the infringement of intellectual property rights or an act or omission for which equitable relief could be granted, the parties will negotiate in good faith to resolve the dispute for at least a seven-day period following notice to the non-complying party. If such discussions fail to produce a resolution to the dispute and if the dispute does not involve the infringement of intellectual property rights, the dispute shall be settled by binding arbitration under the commercial expedited arbitration rules of the American Arbitration Association by one arbitrator appointed in accordance with such rules then prevailing. The arbitration shall be held in Las Vegas, Nevada. The filing cost and arbitrator fees will be borne equally by the parties unless otherwise determined by the arbitrator. All other costs and fees incurred by either party in preparation for, investigation of, or prosecution of, mediation or arbitration, will be the responsibility of the party incurring the cost or fee unless otherwise determined by the mediator or arbitrator.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

17.17.    Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COUNSEL WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

17.18.    Entire Agreement. The parties acknowledge that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. This Agreement (including exhibits, schedules, attachments, or any addendum to this Agreement) constitutes the entire understanding and obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior agreements, writings, or understandings, whether oral or written.

17.19.    Notices. All notices hereunder shall be in writing, and shall be given personally, by facsimile, certified mail or by overnight courier to the persons and the addresses set forth below. Notice will be deemed received upon: (i) receipt of a facsimile report of the notice sent to the fax number below, without errors, if sent via facsimile; (ii) receipt of the return receipt request notice if sent via certified mail; or (iii) receipt of a delivery report, whether written or electronic, that the notice sent via courier was delivered to the address below;

If to MGM, to: MGM Resorts International 3600 Las Vegas Boulevard South Las Vegas, NV 89109-4303 Fax: ________________ Attn: Bill Hornbuckle	If to _____________ to: myVEGAS LLC 3883 Howard Hughes Pkwy, 8th Floor Las Vegas, NV 89169 Fax: ________________ Attn: Andrew Pascal, CEO

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

The undersigned have executed this Agreement as of the day and year first above written as authorized officers or signatories of the relevant party.

myVEGAS LLC

/s/ Andrew S. Pascal
Andrew Pascal, CEO

incuBET, Inc. (agreeing to Sections 10.1 and 10.2)

/s/ Andrew S. Pascal
Andrew Pascal, CEO

MGM Resorts International

/s/ Bill Hornbuckle
Bill Hornbuckle, Chief Marketing Officer

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

SCHEDULE A

GAME DESCRIPTION

Game Description. The Game will be designed and executed to creative and production standards that are consistent with those reflected in the 'Style Guide.' In addition, myVEGAS will employ technologies and practices that enable a standard of execution and performance that reflects positively on MGM. The game will be a role-playing, resource management game wherein players assume the role of a casino mogul and create their versions of their favorite Las Vegas resorts. The casinos will be populated with games that leverage the social and community aspects of social networks. Virtual currency will be used as the means for transacting in the game. Players can earn or purchase more virtual currency to extend their play experience.

In-Game Experiences. The in-game experiences will include but not be limited to traditional casino games, bingo, lottery style games, tournaments, community/Team-based competitions, and similar games and activities.

Distribution Channels. The game will be accessible by players directly at www.myvegas.com. myVEGAS intends to enter into agreements with online social sites to offer access to the Game (e.g. Facebook, MySpace), and to develop iOS and Android mobile devices applications for access to the Game from smartphones and other mobile devices.

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

SCHEDULE B

INSURANCE REQUIREMENTS

These insurance requirements protect MGM Resorts International and its Affiliated Companies (as defined below), including its Affiliated Company that is a party to the agreement to which these requirements are attached (such party, the “MGM Resorts Contracting Party,” and, such agreement, the “Agreement”).

A.       Coverage. Without limiting your liability to the MGM Resorts Contracting Party and its Affiliated Companies, during the Term, you, at your sole cost and expense, shall carry and maintain insurance coverage and policies reasonably satisfactory to the MGM Resorts Contracting Party. You shall require each of your subcontractors to adhere to these same requirements or insure the activities of your subcontractors in your insurance policies. You shall be solely responsible for, and required to remedy all, damage or loss to any property caused in whole or in part by you, your subcontractor(s), or anyone employed, directed, or supervised by you. The required insurance coverage shall be issued by an insurance company or companies with a current A.M. Best Company rating of at least A-: VII. The minimum coverage required of you is as follows:

Type of Coverage	Requirements
Commercial General & Umbrella or Excess Liability Insurance	Covering all operations (including products, completed operations and personal injury), and including blanket contractual with combined single limits of at least US $3,000,000 per occurrence/aggregate for broad form property damage and bodily injury (including death). These limits may be made up of one or more policies totaling the required limits; however, any umbrella or excess liability policies must follow the form of the Commercial General Liability policy.
Workers’ Compensation & Employers Liability Insurance	Limits as required by statute in the state(s) where work is performed and covering all of your personnel performing work in connection with the Agreement. Employers Liability in an amount not less than US $1,000,000 each accident and each employee for disease.
Privacy and Network Security Liability Insurance	US $5,000,000 including cover for liabilities and loss arising from system attacks, denial or loss of service attacks, spread of malicious code, unauthorized access and use of computer systems, unauthorized access and unauthorized use of private information, loss disclosure and theft of private information.
Media Professional Liability	US $5,000,000 per occurrence/aggregate including cover for intellectual property infringement, (including copyright, patent, trademark infringement and software copyright infringement), advertising and content offenses, defamation and contractual liability. If coverage is provided on a claims-made basis, then it must be maintained for a period of two (2) years after acceptance of the deliverables.

B.       Additional Insured. The required commercial general liability, umbrella or excess liability and media professional insurance policies shall name the MGM Resorts Contracting Party and its Affiliated Companies and their respective directors, officers and employees as additional insureds and include contractual liability coverage for the indemnity provisions contained in the Agreement. The additional insured status shall apply to the full limits of liability purchased by you even if those limits of liability are in excess of those required by this Agreement. “Affiliated Companies” shall mean parents, subsidiaries, partnerships, joint ventures and other affiliates. Your insurance shall apply separately to each insured against whom a claim is made or a suit is brought, except with respect to the limits of the insurer’s liability. The policies shall not exclude claims made against the insured by an additional insured.

C.       Certificates of Insurance. Prior to the commencement of any work, or performance pursuant to this Agreement and at least ten (10) days prior to the expiration of each insurance policy, you shall furnish the MGM Resorts Contracting Party with certificate(s) of insurance evidencing the required insurance coverage and referencing the Agreement. Each certificate will include a provision requiring the insurance carrier to provide directly to the MGM Resorts International Risk Management Department, at 3260 Industrial Rd., Bldg B, Las Vegas, NV 89109-1132, and to the MGM Resorts Contracting Party at the address shown in the notices section of the Agreement, if any, thirty (30) days advance written notice before any termination, cancellation, or other material change to the policies shown on the certificate takes effect, regardless of whether such action was initiated by you, other insured or the insurance carrier. For avoidance of doubt, a “material change” in the policy shall mean a change that would result in your non-compliance with a material provision of these insurance requirements.

D.       Primacy of Your Coverage. The insurance coverage and limits you are required to maintain hereunder shall be primary to any insurance coverage maintained by the MGM Resorts Contracting Party, its Affiliated Companies and their respective directors, officers, and employees which shall be excess and non-contributory. All policies must include waivers of subrogation by the insurers in favor of the MGM Resorts Contracting Party, its Affiliated Companies, and their respective directors, officers and employees. You shall require each subcontractor you retain in connection with the services to be provided under the Agreement to adhere to the same insurance requirements as stated herein and agree in writing to waive any and all rights of subrogation that it may have against the MGM Resorts Contracting Party, its Affiliated Companies, and their respective directors, officers and employees. Your policies of insurance shall all provide for such waivers by endorsement or otherwise, and shall incorporate such waivers on all certificates of insurance.

E.       Insurance Requirements Are Not Limits. The foregoing requirements and any approval or waiver of said insurance by the MGM Resorts Contracting Party are not intended to and will not in any manner limit or qualify your liabilities, whether imposed by applicable law or assumed pursuant to the Agreement, including but not limited to the provisions concerning indemnification. The MGM Resorts Contracting Party in no way warrants that the minimum limits contained herein are sufficient to protect you from liabilities that might arise out of the performance of the work under the Agreement by you or your agents, representatives, employees or subcontractors, and you are free to purchase such additional insurance as may be determined necessary.